Exhibit 2.2

Execution Copy

SHARE EXCHANGE AGREEMENT

by and among

SOURCE FINANCIAL, INC.,
a Delaware Corporation,

MONEYTECH LIMITED,
an Australian Corporation,

MARCO GARIBALDI,

EDWARD DEFEUDIS,

HUGH EVANS,

and

THE SHAREHOLDERS OF MONEYTECH LIMITED

Dated as of May 30, 2013

SHARE EXCHANGEAGREEMENT

SHARE EXCHANGE AGREEMENT (this “Agreement”) dated as of   May 30, 2013 (the “Execution Date”), by and among SOURCE FINANCIAL, INC., a Delaware corporation (“Source”), MONEYTECH LIMITED, an Australian corporation (“Moneytech”), MARCO GARIBALDI, (“Garibaldi”), EDWARD DEFEUDIS, (“DeFeudis”), HUGH EVANS, (“Evans”), and THE SHAREHOLDERS OF MONEYTECH LIMITED that elect to participate in the exchange contemplated hereby (the “Moneytech Shareholders”).

Preliminary Statement

Source, f/k/a The Wiki Group, Inc., is an early stage technology company, which provides financial technology solutions primarily in the United States (the “Wiki Business”). Source’s shares of common stock, par value $0.01 (“Source Stock”) are quoted on the OTCQB Pink Sheets, currently under the symbol “SRCF,” and Source is currently a voluntary filer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Garibaldi is the Chairman of the board of directors of Source (the “Source Board”) and DeFeudis is the Chief Executive Officer of Source.  Garibaldi and DeFeudis are sometimes referred to collectively in this Agreement as the “Source Representatives”.

Moneytech is a financial services firm with operations in Australia. Hugh Evans is an officer, director and the principal shareholder of Moneytech.

Source desires to acquire all of the outstanding shares of Moneytech (the “Moneytech Shares”) from the Moneytech Shareholders in consideration for 5,300,000 shares of Source Stock (the “Source Exchange Shares”) on the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”).  The Moneytech Shareholders have signed or will sign joinder agreements, in the form attached hereto as Exhibit A (the “Joinder Agreements”), whereby each Moneytech Shareholder becomes a party to this Agreement and appoints Hugh Evans his or her attorney-in-fact to execute any agreements that may be deemed necessary in connection herewith.   For the avoidance of doubt, the number of Source Exchange Shares to be issued to the Moneytech Shareholders gives effect to a 1 for 100 reverse stock split recently completed by Source.  Unless specifically indicated otherwise, all references to an amount of shares of Source contained herein give effect to such reverse stock split.

The Share Exchange is intended to constitute a reorganization within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

In connection with the Share Exchange, Source caused WikiTechnologies, Inc., a Delaware corporation (“Wiki Sub”), to be formed and no later than the consummation of the Share Exchange, Source shall contribute (the “Contribution”) to Wiki Sub the assets comprising the Source Business (the “Source Assets”), and Wiki Sub shall assume all of the liabilities of Source, including the obligations of the Wiki Business, in exchange for 900 shares of the common stock of Wiki Sub (the “Transfer of the Wiki Business”), pursuant to the terms of the Asset Purchase Agreement by and between Source and Wiki Sub in the form annexed as Exhibit B hereto (the “Contribution Agreement”).

As a condition to the Share Exchange, Garibaldi shall deposit 1,120,000 shares of Source Stock (the “Garibaldi Shares”) and DeFeudis shall deposit 1,120,000 shares of Source Stock (the “DeFeudis Shares,” together with the Garibaldi Shares, the “GD Escrow Shares”) in escrow with Eaton & Van Winkle LLP (the “Escrow Agent”) and Source shall deposit in escrow with the Escrow Agent 1,000 shares of the common stock of Wiki Sub, representing all of the outstanding shares of Wiki Sub (the “Wiki Sub Escrow Shares,” and together with the GD Escrow Shares, the “Escrow Shares”). The Escrow Shares shall be held by the Escrow Agent on the terms and subject to the conditions set forth in Section 4.3 of this Agreement and the Escrow Agreement in the form annexed as Exhibit C hereto (the “Escrow Agreement.)

There are currently 4,061,632 shares of Source Stock outstanding.  Source anticipates that prior to or at about the time of the closing of the transaction contemplated hereby it will issue or authorize for issuance: i) 300,000 shares issuable upon exercise of options to be granted to a service provider; ii) 600,000 shares to be issued in consideration for the cancellation of certain debt currently outstanding; and iii) 338,368 shares to be issued to certain service providers.  Thus, if the Moneytech Shareholders are issued 5,300,000 shares of Source Stock, upon consummation of the transaction contemplated hereby there will be 10,600,000 shares of Source Stock outstanding on a fully diluted basis, without giving effect to an option for 20,000 shares exercisable at a price of $10.00 per share.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF
SOURCE, DEFEUDIS, AND GARIBALDI

Each of Source, DeFeudis and Garibaldi, jointly and severally, represents and warrants as follows as an inducement to and to obtain the reliance of Moneytech Shareholders and Moneytech:

Section 1.1            Organization.

(a)           Source is a corporation duly organized, and validly existing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in each jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, which jurisdictions are listed on Schedule 1.1(a) annexed hereto.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Source’s certificate of incorporation or bylaws, each as in effect as of the date of this Agreement.  Source has full power, authority and legal right and has taken all action required by law, its certificate of incorporation, and its bylaws or otherwise to authorize the execution and delivery of this Agreement.

                (b)           Schedule 1.1(b) sets forth the subsidiaries of Source (collectively, the “Source Subsidiaries”) and their respective jurisdictions of incorporation. Each Source Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted and, in the case of Wiki Sub, as to be conducted after the Transfer of the Wiki Business, including qualification to do business as a foreign entity in the states or other jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the certificate (or articles) of incorporation or by-laws of any of the Source Subsidiaries. Source owns all of the outstanding equity of each of the Source Subsidiaries.  Except for the Source Subsidiaries, Source does not own an interest in any other entity. Wiki Sub has conducted no operations other than those related to its organization.

Section 1.2            Capitalization.

(a)           The authorized capitalization of Source consists of (1) 500,000,000 shares of Source Stock; (2) 10,000,000 shares of Series A Preferred Stock, par value $0.01 per share; and (3) 5,000 shares of Series B Preferred Stock, par value $0.001 per share.  There are or as of the closing will be no shares of the Series A Preferred Stock and 5,000 shares of the Series B Preferred Stock issued and outstanding.  There are 4,061,632 shares of Source Stock outstanding.  Source further represents that the only shares, options, warrants or rights to acquire shares of Source stock that it contemplates issuing prior to or in connection with the consummation of the Share Exchange are: i) 300,000 shares issuable upon exercise of options to be granted to a service provider; ii) 600,000 shares to be issued in consideration for the cancellation of certain debt currently outstanding; and iii) 338,368 shares to be issued to certain service providers.  Source represents that after giving effect to such issuances and the issuance of 5,300,000 shares of Source Stock to the Moneytech Shareholders, there will be 10,600,000 shares of Source Stock outstanding on a fully diluted basis, without giving effect to an option for 20,000 shares exercisable at a price of $10.00 per share.

After consummation of the transaction contemplated hereby Garibaldi will own 1,416,000 shares of Source Stock and DeFeudis will own 1,483,040 shares of Source Stock.

(b)           The Series B Preferred Stock (the “Preferred Shares”) gives the holder(s) thereof the right, until June 30, 2018, to (A) elect the majority of the Source Board and (B) vote on all other matters to come before the holders of Source Stock (the “Source Shareholders”) with each vote per Preferred Share equal to 1,000 shares of Source Stock, and shall not have preemptive rights.  After June 30, 2018, the Preferred Shares shall have no voting rights and shall be redeemable by Source for the sum of one tenth of a cent ($0.001) per Preferred Share.  The Preferred Shares shall not have any conversion rights and shall not be entitled to receive any dividends, distributions, or other economic or financial interest in Source, and in the event of a liquidation, dissolution, or winding up of Source, whether voluntary or involuntary, the holders of Preferred Shares shall be entitled to receive out of the assets of Source, whether such assets are capital or surplus of any nature, the sum of one tenth of a cent ($0.001) per Preferred Share, after payment to the Source Shareholders and the holders of any other series or class of the equity securities of Source ranking senior to the Source Stock.

(c)           Except as set forth in the SEC Reports (as defined in Section 1.6 below) and as contemplated by this Agreement, there are no options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which Source is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of Source Stock or any other securities of Source.  Set forth on Schedule 1.2(c) is a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which Source is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of Source common stock or any other securities of Source.

(d)           To the knowledge of Source, Garibaldi and DeFeudis there are no stockholder agreements, voting trusts, registration rights agreements or other agreements or understandings to which Source or any other stockholder of Source Financial is a party, or by which it or any shareholder of Source is bound relating to the voting of any shares of Source Stock.

(e)           To the knowledge of Source, Garibaldi and DeFeudis, no Source Shareholder or holder of any other Source securities has any registration rights or preemptive rights.

Section 1.3            Approval of Agreement. The Board of Directors of Source has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby.  The Board of Directors of each of Source and Wiki Sub has approved the transactions contemplated by the Contribution. No further corporate action on the part of Source or Wiki Sub is required for the consummation of the Share Exchange or the Transfer of the Wiki Business.

Section 1.4            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including without limitation the Contribution, will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Source or Wiki Sub is a party, or to which any of their respective properties or operations are subject.  Set forth on Schedule 1.4 is a list of those contracts and agreements to which Source is a party that require notice to the other party thereto as a condition to or in connection with the assignment of such agreement.

Section 1.5            Authority; Validity and Binding Effect.  Each of Source and Wiki Sub has all requisite authority and power (corporate and other), licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other related documents to which they are a party and any other certificate, agreement, document or instrument to be executed and delivered by them in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation the documents and instruments necessary to accomplish the Contribution.  The execution and delivery of this Agreement and the performance by Source and Wiki Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Source and Wiki Sub.  This Agreement is the legal, valid, and binding obligation of Source, enforceable against Source in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither Source nor Wiki Sub needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or governmental authority in order for Source or Wiki Sub to execute, deliver or perform this Agreement or the transactions contemplated hereby, including without limitation the consummation of the Contribution.

Section 1.6            SEC Reports; Financial Statements. Source has filed all reports on Forms 10-K, 8-K and 10-Q that would have been required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, assuming it was subject to Section 13(a) or 15(d) thereof, since January 1, 2011 (the foregoing materials being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Source included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Source as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

Except (1) as disclosed in the most recent financial statements filed in the SEC Reports, (2) incurred in the ordinary course of business since January 31, 2013 (the “Cut-Off Date”) or (3) disclosed on Schedule 1.6, as of the date hereof, Source does not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due, asserted or unasserted).  Except for matters reflected or reserved against in the unaudited consolidated balance sheet of Source as of the Cut-Off Date, neither Source nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except liabilities and obligations that (A) were incurred since the Cut-Off Date, in the ordinary course of business consistent with past practice or (B) are incurred in connection with the transactions contemplated by this Agreement.

Section 1.7            Absence of Changes.  Except as set forth in its Annual Report on Form 10-K for the year ended January 31, 2013 and any Current Reports on Form 8-K filed subsequent to such date, or as disclosed in Schedule 1.7: (i) there has been no event, occurrence or development that has had or that is reasonably expected to result in a Material Adverse Change to Source; (ii) Source has not incurred any material liabilities outside the ordinary course of business (contingent or otherwise) or amended any material term of any outstanding security; (iii) Source has not altered its method of accounting or the identity of its registered independent certified public accountants; (iv) Source has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (v) Source has not issued any equity securities to any officer, director or affiliate of Source; (vi) Source has not made any loan, advance or capital contributions to or investment in any Person; and (vii) Source has not entered into any transaction or commitment, or any contract or agreement, relating to its business or any of its assets (including the acquisition or disposition of, or creation of a lien on, any assets) or any relinquishment by Source of any contract or other right. As used in this Agreement, "Material Adverse Effect" or "Material Adverse Change" when used in connection with any Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, taken as a whole, or (B) the ability of such Party to perform any of its material obligations under this Agreement or any other agreements, instruments or documents to which it is a party; and "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

Section 1.8            Litigation.  Except as noted in the SEC Reports, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Source, Garibaldi or DeFeudis, threatened, against Source or affecting its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind and none of Source, Garibaldi or DeFeudis has any knowledge of any default on Source’s part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 1.9            Authorization and Due Issuance of Source Stock. The shares of Source Stock to be issued in the Share Exchange have been duly authorized, and when issued to the Moneytech Shareholders against delivery of the Moneytech Shares, will be validly issued, fully paid and non-assessable shares of Source Stock.

Section 1.10          Information.  The information concerning Source and the Source Subsidiaries set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.11          Assets and Operations of Source. Source has the right, title and interest in and to all of the tangible and intangible assets related to or used in connection with the Wiki Business, together with all accrued benefits and rights pertaining thereto, free and clear of any liens, claims or encumbrances, including, but not limited to its cash, cash equivalents, receivables, claims and causes of action, inventory, personal property, intellectual property including domain names, contract, permits, books and records, warranties, prepaid assets, and goodwill (the “Source Assets”).  The tangible assets of Source are adequate for the conduct of the Wiki Business and are in good repair, subject to ordinary wear and tear.

Section 1.12         Foreign Corrupt Practices.  Neither Source nor any director, officer, agent, employee or other person has, in the course of its actions for, or acting on behalf of, Source (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 1.13         Books and Records.  The minute books and stock record books of Source, all of which have been provided to Moneytech, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of Source contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of Source, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of Source.

Section 1.14         Broker Fees.  Other than compensation payable by Source to Galileo Asset management, SA, no broker, investment banker or other person is entitled to any broker, finder or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Source.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF MONEYTECH AND EVANS

Each of Moneytech and Evans, jointly and severally, represent and warrant as follows as an inducement to, and to obtain the reliance of the other Parties:

Section 2.1            Organization. Moneytech and each of its subsidiaries listed on Schedule 2.5 (collectively, the “Moneytech Subsidiaries”) is a corporation duly incorporated and validly existing under the laws of Australia and has the corporate power and is duly authorized and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or other jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the governing documents of Moneytech or any of the Moneytech Subsidiaries.  Moneytech has full power and authority and has taken all action required by law, its constitution or other organizational documents (the “Constitution”), or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2            No Conflict With Other Instruments.

(a)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Moneytech or any of the Moneytech Subsidiaries is a party or to which any of their properties or operations are subject.

(b)           The delivery by each Moneytech Shareholder of duly executed documentation evidencing the transfer by him or her pursuant to the provisions of this Agreement of the Designated Shares (as defined in Section 3.1) owned by him or her will transfer to Source good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

Section 2.3            Approval of Agreement.  The board of directors of Moneytech has authorized the execution and delivery of the Agreement and has approved the transactions contemplated hereby.

Section 2.4            Information.  The information concerning Moneytech and the Moneytech Subsidiaries set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.5            Subsidiaries.  All of the Moneytech Subsidiaries, and their jurisdictions of organization, are set forth on Schedule 2.5 hereto.  Moneytech owns all of the issued shares of each of the Moneytech Subsidiaries.  Except for the Moneytech Subsidiaries, Moneytech does not own an interest in any other entity.

Section 2.6            Capital Structure

(a)           The only authorized, issued and outstanding shares or other equity interests of Moneytech are the 111,676,854 Moneytech Shares owned by the Moneytech Shareholders as set forth on Schedule 3.1.  All outstanding shares of Moneytech have been duly authorized and validly issued and are fully paid and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares are free and clear of all liens, charges, encumbrances, claims and options of any nature.  None of the outstanding securities of Moneytech has been issued in violation of any foreign, federal or state securities laws.

(b)           There are no options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which Moneytech is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, Moneytech Shares or any other equity interest in Moneytech.

(c)           There are not, as of the date hereof, and there will not be as of the date of consummation of this Agreement, any shareholders agreements, voting trusts or other agreements or understandings to which Moneytech or any of the Moneytech Shareholders is a party or by which it or any of them is bound relating to the voting of any Moneytech Shares.

Section 2.7            Authority; No Violations; Consents and Approvals.

(a)           Moneytech has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and each of the agreements required to be executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Moneytech.  This Agreement and each of the agreements required to be executed in connection herewith have been duly executed and delivered by Moneytech and Evans and constitutes a legal, valid and binding obligation of each of them enforceable, in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles.

(b)           The execution and delivery of this Agreement by Moneytech does not, and the consummation by Moneytech of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Moneytech or any of its Subsidiaries under any provision of (A) the Constitution of Moneytech or any provision of the comparable constitution or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, instrument, permit, concession, clearance, approval, franchise or license applicable to Moneytech, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect on Moneytech and the Subsidiaries on a consolidated basis  or (C) any Australian, foreign, federal, state or local order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Entity (as defined herein) (each, a “Law” and collectively, the “Laws”) applicable to Moneytech, any of the Subsidiaries or any of their respective properties or assets.

(c)            No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Australian, U.S. or other court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”), is required by, or with respect to, Moneytech in connection with the execution and delivery of this Agreement by Moneytech or the consummation by Moneytech of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on Moneytech, except for: (A) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or (B) such filings as may be required in any jurisdiction where Moneytech is qualified or authorized to do business as a foreign corporation in order to maintains such qualification or authorization.

Section 2.8            Financial Statements.  Moneytech has previously delivered to Source Moneytech’s audited financial statements as of and for the years ended June 30, 2012 and 2011and unaudited financial statements as of and for the period ended March 31, 2013(the “Moneytech Financial Statements”).  Moneytech has made or will make available to Source within the time period required by the rules and regulations of the Securities and Exchange Commission, true, correct and complete copies of the Moneytech Financial Statements for inclusion in the Current Report on Form 8-K to be filed by Source in respect of the consummation of the Share Exchange and the other transactions contemplated by this Agreement (the “Item 2.01 Form 8-K”).  The Moneytech Financial Statements: (i) in all material respects accurately reflect or will reflect Moneytech’s books and records as of the times and for the periods referred to therein, (ii) to Moneytech’s knowledge, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Moneytech’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Item 2.01 Form 8-K, comply or will comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

Section 2.9            Bankruptcy.   Moneytech has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

Section 2.10         Foreign Corrupt Practices.  Neither Moneytech nor any director, officer, agent, employee or other person has, in the course of its actions for, or acting on behalf of, Moneytech (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 2.11         Books and Records.  All of the books and records of Moneytech are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of Moneytech are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the direct control of Moneytech or its accountants (including all means of access thereto and therefrom).

Section 2.12         Sufficient Holders.   The holders of more than 90% of the outstanding shares of Moneytech are “Sophisticated Investors” as that term is used under applicable Australian Securities laws.  Provided that offers to participate in the Share Exchange are made to no more than twenty (20) Moneytech Shareholders that are not Sophisticated Investors and that the value of the Source Shares issued to those Moneytech Shareholders that are not Sophisticated Investors is less than $2,000,000 Australian, the transaction contemplated hereby will not violate Australian Securities Laws.

Section 2.13         Broker Fees.  Other than compensation payable by Moneytech to Wellington Shields & Co. LLC and MG Capital Pty Ltd, no broker, investment banker or other person is entitled to any broker, finder or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Moneytech.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MONEYTECH SHAREHOLDERS

Each Moneytech Shareholder severally and not jointly represents and warrants to Source as follows:

Section 3.1            Lawful Owner.   The Moneytech Shareholder is the lawful owner of the number of Moneytech Shares set opposite such Moneytech Shareholder’s name on Schedule 3.1 hereto (the “Designated Shares”) and, subject to the terms of the Constitution of Moneytech, has the power to transfer and deliver the Designated Shares in accordance with the terms of this Agreement.  The delivery of documentation evidencing the transfer of the Designated Shares pursuant to the provisions of this Agreement will transfer to Source, subject to the terms of the Constitution of Moneytech, good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

Section 3.2            No Encumbrances.   The Moneytech Shareholder has not encumbered or mortgaged any right or interest in the Designated Shares.

Section 3.3            Acquisition of Source Stock for Investment.

(a)           The Moneytech Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S, and (i) at the time of (A) the offer by Source and (B) the acceptance of the offer by such Moneytech Shareholder, of the Source Stock, such Moneytech Shareholder was outside the U.S; (ii) no offer to acquire the Source Stock or otherwise to participate in the transactions contemplated by this Agreement was made to the Moneytech Shareholder or its representatives inside the U.S.; (iii) the Moneytech Shareholder is not purchasing the Source Stock for the account or benefit of any U.S. Person, or with a view towards distribution to any U.S. Person, in violation of the registration requirements of the Securities Act; (iv) the Moneytech Shareholder will make all subsequent offers and sales of the Source Stock either (A) outside of the U.S. in compliance with Regulation S; (B) pursuant to a registration under the Securities Act; or (C) pursuant to an available exemption from registration under the Securities Act; (v) the Moneytech Shareholder is acquiring the Source Stock for such Moneytech Shareholder’s own account, for investment and not for distribution or resale to others; (vi) the Moneytech Shareholder has no present plan or intention to sell the Source Stock in the U.S. or to a U.S. Person at any predetermined time, has made no predetermined arrangements to sell the Source Stock and is not acting as an underwriter or dealer with respect to such securities or otherwise participating in the distribution of such securities; (vii) none of the Moneytech Shareholder, such Moneytech shareholder’s affiliates, or any person acting on behalf of such Moneytech Shareholder, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Source Stock at any time after the Closing Date through the one year anniversary of the Closing Date, except in compliance with the Securities Act; and (viii) the Moneytech Shareholder is not acquiring the Source Stock in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act. The Moneytech Shareholder consents to the placement of a legend on any certificate or other document evidencing the Source Stock substantially as follow:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

The Moneytech Shareholder understands and acknowledges that Source is under no obligation to register the Source Exchange Shares for resale or other disposition under the Securities Act.

 (b)           The Moneytech Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(c)            The Moneytech Shareholder acknowledges that such Moneytech Shareholder has carefully reviewed such information as he, she or it has deemed necessary to evaluate an investment in Source and its securities. The Moneytech Shareholder confirms that he, she or it has been furnished all materials that such Moneytech shareholder has requested relating to Source and the issuance of the Source Stock hereunder, and the Moneytech Shareholder has been afforded the opportunity to ask questions of Source representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Moneytech Shareholder.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Source set forth in this Agreement, on which the Moneytech Shareholder has relied in making an exchange of such Moneytech Shareholder’s Moneytech Shares for the Source Stock.

(d)           The Moneytech Shareholder understands that the Source Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Source Stock or any available exemption from registration under the Securities Act, the Source Stock may have to be held indefinitely.  The Moneytech Shareholder further acknowledges that the Source Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Source compliance with the reporting requirements under the Exchange Act).

 (e)           The Moneytech Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Moneytech Shareholder under this Article III shall survive the Closing.

ARTICLE IV
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 4.1            Share Exchange Transactions. The closing (“Closing”) of the Share Exchange contemplated hereby shall take place at such date and time (the “Closing Date”) as is reasonably practicable after the conditions to Closing contained herein are satisfied and as agreed upon by the parties. Each of the parties hereto agrees to take such reasonable actions as are appropriate to effect the following transactions as soon as practicable (the “Transactions”) following the execution and delivery of this Agreement.  Each of the equity securities shall be duly endorsed for transfer or with executed stock powers medallion guaranteed attached to be released, surrendered, and delivered:

(a)            If the Contribution has not been completed prior to Closing, Source shall transfer, deliver, and assign the Source Assets to Wiki Sub pursuant to the Contribution Agreement.   In connection with the transfer of the Source Assets to Wiki Sub, Source shall take all action necessary to effect such transfer as soon as practicable after the Execution Date, in particular attaining consent to assign those Source Assets, for which consent to transfer is required.  To the extent a consent to the transfer of a Source Asset or contract is required and is not obtained prior to the Closing, Wiki Sub shall take such actions as Source may request to obtain such request and, at its election, Source shall continue to hold such asset and such contract shall be performed by Wiki Sub as the agent of Source and, as between Source and Wiki Sub, the economic benefit or burden associated with such asset or contract shall be enjoyed by or borne by Wiki Sub.

(b)           Wiki Sub shall execute and deliver an instrument of assumption whereby it assumes all liabilities related to the Source Assets and the operation of the business conducted with the Source Assets and agrees to indemnify Source against all claims and liabilities arising out of or related to the Source Assets and the operation of the business conducted with the Source Assets.  In connection therewith, Wiki Sub will deliver to Source an instrument executed by Galileo Management S. A., wherein Galileo agrees to look only to Wiki Sub for any monetary amounts, to the exclusion of any shares of Source Stock, due pursuant to the Investment Advisory Agreement between Source and Galileo dated November 2012.

(c)           The Moneytech Shareholders shall transfer and deliver to Eaton & Van Winkle LLP (the “Closing Agent”) certificates representing the Moneytech Shares, to the extent the Moneytech Shares are represented by certificates, and duly executed share transfer forms to transfer their Moneytech Shares to Source.

(d)           Source shall issue and deliver to the Closing Agent certificates representing the number of Source Exchange Shares registered in the name of each of the Moneytech Shareholders set forth on Schedule 3.1 hereto.

(e)           Garibaldi shall transfer and deliver the Garibaldi Shares and DeFeudis shall transfer and deliver the DeFeudis Shares to the Escrow Agent, together with stock powers duly endorsed and medallion guaranteed.

(f)            Source shall deliver the 1,000 Wiki Sub Shares to the Escrow Agent, together with stock powers duly endorsed.

(g)           Each of Source and Wiki Sub shall deliver documents effecting the change of directors and officers set forth in Section 4.4 of this Agreement (the “Change of Directors and Officers Documents”) to the Closing Agent, together with executed copies of the documents referenced in Sections 7.2 and 7.3 hereof.

Section 4.2           Closing. The closing (the “Closing”) shall take place at the offices of the Closing Agent, immediately upon the receipt by the Closing Agent of the documents contemplated by Section 4.1currently contemplated to be no later than June 14, 2013, or, as to any document, a waiver of the delivery of such document by the party that is the intended recipient thereof.  At the Closing, the Closing Agent shall disburse as soon as practicable:

(a)           The Moneytech Shares to Source.

(b)           The Source Exchange Shares to the Moneytech Shareholders, provided that Source shall not be required or permitted to offer or issue any Source Exchange Shares to a Moneytech Shareholder if such offer or issuance would cause this Agreement or the transaction contemplated hereby to violate Australian Securities Laws.

(c)           The Change of Directors and Officers Documents to each of Source, Wiki Sub, and Moneytech.

(d)           To the intended recipient thereof, the documents referenced in Sections 7.2 and 7.3.

Section 4.3            Wiki Sub Financial Benchmarks.  The Escrow Agent shall retain the 1,000 Wiki Sub Shares and the Garibaldi Shares and DeFeudis Shares pending determination of whether Wiki Sub achieves revenues of $4.2 million, a gross profit percentage of 25% and breaks even (the “Benchmark”) during the twelve month period commencing on July 1, 2013 and ending June 30, 2014 (the “Earn-Out Period”).  At the end of each month during the Earn-Out Period, Wiki Sub shall furnish the Board of Source with financial and other information evaluating progress in achieving the Benchmark, discussing the prospects for achieving the Benchmark and any difficulties or impediments which it has encountered, with proposals or recommendations. If the Benchmark is met during the Earn-Out Period, then the Garibaldi Shares and DeFeudis Shares shall be returned to each of Garibaldi and DeFeudis and the 1,000 Wiki Sub Shares shall be returned to Source.  If the Benchmark is not met during the Earn-Out Period, then the Garibaldi Shares and DeFeudis Shares shall be delivered to the Transfer Agent with instructions to be immediately cancelled, and the Escrow Agent shall deliver 500 Wiki Sub Shares to DeFeudis and 500 Wiki Sub Shares to Garibaldi.  Notwithstanding the foregoing, in its sole discretion, at any time during the Earn Out Period, the board of directors of Source may authorize and direct the Escrow Agent to deliver the Garibaldi Shares to Garibaldi, the DeFeudis Shares to DeFeudis and the 1,000 Wiki Sub Shares to Source, even if the Benchmark is not achieved.

Notwithstanding the foregoing, if at any point during the Earn-Out Period the Source Board sells Wiki Sub, merges Wiki Sub with another entity, disposes of the assets of Wiki Sub, or takes any other action to compromise the ability of Wiki Sub to meet the Financial Goal, then it will have the effect of the Benchmark being met and the Garibaldi Shares and DeFeudis Shares shall be returned to each of Garibaldi and DeFeudis and the 1,000 Wiki Sub Shares shall be returned to Source; it being understood that Source shall be under no obligation to take any affirmative action(s) to further the objectives of Wiki Sub and that the foregoing restriction shall not prohibit Source, Moneytech or the Moneytech Shareholders from asserting any claim for indemnification under Section 9.2 of this Agreement or seeking legal recourse for any other claim arising under this Agreement or resulting from the Share Exchange or the other transactions contemplated by this Agreement.

Section 4.4            Directors and Officers. In connection with the Share Exchange, the directors and officers of Source shall resign from their respective positions at Source, with the exception of DeFeudis who shall remain as a director of Source and resign from all offices he holds with Source, and all of the former directors and officers of Source shall be appointed in the same respective positions as directors and officers of Wiki Sub.   Simultaneous with their resignation from Source, the former directors of Source shall appoint to the Source Board such individuals as are designated by Moneytech to be the directors of Source.

Section 4.5           Events Prior to Closing.  Upon execution hereof or as soon thereafter as practical, management of Moneytech and Source shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 4.6            Certain Adjustments to Capitalization.  If, between the date of this Agreement and the Closing, any of the outstanding equity securities involved in the Transactions is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares or a stock dividend or dividend payable in any other securities is declared effective with a record date within such period, or any similar event occurs, such securities shall be appropriately adjusted to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such event.

Section 4.7            Wiki Sub Officers and Directors.  Garibaldi and DeFeudis shall continue in their positions as the officers and directors of Wiki Sub after the Closing and shall control the board of Wiki Sub; provided that Source shall have the right to designate one member of the board of Wiki-Sub.  At Closing, Garibaldi and DeFeudis shall enter into employment agreements with Wiki Sub, which shall describe the duties and responsibilities of Garibaldi and DeFeudis and provide for the termination of their employment and tenure on the board if they fail to perform their obligations, or otherwise for cause. Garibaldi and DeFeudis shall be responsible for establishing and maintaining all Wiki Sub bank accounts and shall determine all salaries and benefits due to Wiki Sub employees..  It is understood that the post-acquisition officers and directors of Source shall not interfere in the management of Wiki Sub, as it shall be the sole responsibility of Wiki Sub’s officers, directors and executive management to achieve the Benchmarks and shall have the independent authority to takes such actions as they determine in their discretion to achieve such Benchmarks.

ARTICLE V
SPECIAL COVENANTS

Section 5.1            Election of DeFeudis to the Source Board.  Until the earlier of (i) June 30, 2018 or (ii) the disposition by Source of Wiki Sub if the Benchmarks are not met as provided in Section 4.3 of this Agreement, (i) Source shall cause DeFeudis to be nominated for election to the Source Board and take such reasonable action as is necessary to cause DeFeudis to be elected to the Source Board and (ii) Evans shall vote his shares in Source, including the Preferred Shares, to cause DeFeudis to be elected to the Source Board.

Section 5.2            Restrictions on the Conduct of the Business of Source Between the Execution Date and the Closing Date.  Except as contemplated, required or permitted by this Agreement, as required by law or any governmental entity of competent jurisdiction, or as consented to in writing by Moneytech, during the period from the Execution Date to the Closing Date, Source shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course and use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and key employees and to take no action which is intended to or which would reasonably be expected to materially prejudice or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any governmental entity required for the transactions contemplated by this Agreement, from performing its covenants and agreements under this Agreement or from consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, during the period from the Execution Date to the Closing Date, Source shall not, and shall not permit any of its Subsidiaries to:

(a)            declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any capital stock of Source;

(b)           split, combine or reclassify any capital stock of Source or any of its Subsidiaries or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of any capital stock of Source or any of its Subsidiaries;

(c)            purchase, redeem or otherwise acquire any shares of any capital stock of Source or any of its Subsidiaries or any rights, warrants or options to acquire any such shares;

(d)            issue, deliver, grant or sell any shares of any capital stock of Source, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(e)            except as contemplated by the Amendment, amend or waive or propose to amend or waive any provision of Source’s Certificate of Incorporation or Bylaws or the comparable organizational documents of any of the Source Subsidiaries;

(f)            merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, other than any such action solely between or among Source  and the Source Subsidiaries;

(g)           transfer, sell, lease or otherwise dispose of any of its properties or assets (including capital stock of Source or any of the Source Subsidiaries), other than (i) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice and (ii) and (iii) dispositions of obsolete equipment or assets or dispositions of assets being replaced;

(h)           pledge, mortgage, encumber or otherwise subject to a lien any of its properties or assets (including capital stock of Source or any of the Source Subsidiaries;

(i)            incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Source or any of the Source Subsidiaries, or guarantee any such indebtedness or any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of the foregoing (collectively, “Indebtedness”); or (ii) authorize or make any loans, advances or capital contributions to, or investments in, any other person to or in Source or any of the Source Subsidiaries;

(j)             authorize or make any capital expenditures;

(k)            waive, release, assign, settle or compromise any material claim, action, proceeding or litigation, in each case instituted by or pending against Source or any of the Wiki Subsidiaries, other than the settlement of claims or litigation where such settlement is expressly disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of Source for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(l)             cancel any material Indebtedness or waive any material claims or rights;

(m)           enter into, adopt, amend (except for such amendments as may be required by law or which are reasonably necessary to avoid adverse tax consequences to Source, any of the Source Subsidiaries or their respective employees) or terminate any employment contract, consulting agreement, employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, consultant or director of Source or any of the Source Subsidiaries, increase the compensation or benefits payable to any current or former employee, officer, director or consultant of Source or any of the Source Subsidiaries or pay any amounts to any such individuals not otherwise due; grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director or consultant of Source or any of the Source Subsidiaries, enter into any collective bargaining agreement or similar agreement with respect to Source or any the Source Subsidiaries, or amend or renew any existing collective bargaining agreement or similar agreement with respect to Source or any of the Source Subsidiaries;

(n)            make any change in accounting principles, practices or procedures (including any tax accounting principles, practices and procedures;

(o)            enter into, renew, extend, materially amend or terminate any contract material to Source or its operations;

(q)            pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Source or incurred in the ordinary course of business and consistent with past practice;

(r)             take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of Source contained in this Agreement inaccurate at, or as of any time prior to, the Closing or result in any of the conditions to the Closing not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; and

(s)            authorize any of, or commit or agree to take any of, the foregoing actions.

Source shall, as promptly as practicable, give written notice to Moneytech upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 7.01 or Section 7.03.

Section 5.3.           Private Placement. Upon execution of this Agreement, the parties will cooperatively undertake a private placement offering for Source of up to $2,000,000. It is understood by the parties that the funds will be distributed in the following manner:

(a)	The first $800,000 of net proceeds shall be distributed evenly between Source and Wiki Sub;
(b)	The following net proceeds shall be distributed to Wiki Sub until it shall have received, together with the amount received pursuant to clause (a) an aggregate of $600,000; and
(c)	The remaining net proceeds shall be distributed to Moneytech.

Each of Source, WikiSub and Moneytech will use its commercially reasonable efforts to complete the Private Placement.

Section 5.4            Public Offering.  In the event that at any time after the Closing, Source undertakes a public offering of its securities, then Wiki Sub and Moneytech shall be allocated the net proceeds on a fair and equitable basis as determined by the Board of Source or as allocated by the underwriter.

ARTICLE VI
LEGAL OBLIGATIONS

Section 6.1.          Legal Conditions to Share Exchange. Except as otherwise provided herein, each of Moneytech and Source will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Share Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Share Exchange.  Each of Moneytech and Source will, and will cause their respective subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any Governmental Entity or court required to be obtained or made by Moneytech, Source or any of their subsidiaries in connection with the Share Exchange or the taking of any action contemplated thereby or by this Agreement.

Section 6.2.          Agreement to Defend.  In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person (other than a party) or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend themselves against and respond thereto.

Section 6.3.           Public Announcements, Regulation FD and Other Obligations.

(a)           On or after the Execution Date, Source and Moneytech will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including those as may be required by SEC rules and regulations, applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.  After the Closing Date, Source may not make public statements without the consent of Moneytech.

(b)           Any information concerning Moneytech disclosed to Source or the Source Subsidiaries or their respective affiliates or representatives or any information concerning Source or the Source Subsidiaries or their respective affiliates or representatives disclosed to Moneytech, which has not been publicly disclosed, shall be kept strictly confidential by the parties hereto and shall not be disclosed or used by the recipients until publicly disclosed by the party to which such information relates; provided, however, that the foregoing provision shall not prohibit disclosures by any party of information that (i) was in the possession of a party prior to the date hereof, provided that such information is not known by such party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Section 6.3 or (iii) a party is required to disclose by law, including in connection with a proceeding or in connection with the payment of taxes.  Each party hereto hereby agrees that no public announcements concerning the terms of this Agreement or the transactions contemplated thereunder shall be made without the mutual consent of the parties, not to be unreasonably withheld.

Section 6.4.          Other Actions.  Except as contemplated by this Agreement, neither Source nor Moneytech shall, and shall not permit any of its subsidiaries to, take or agree or commit to take any action that is likely to result in any of its respective representations or warranties in this document being untrue or in any of the conditions to the Share Exchange set forth in Article VI not being satisfied.

Section 6.5.          Reservation of Source Stock. Source shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its respective authorized but unissued shares of Source Stock for the purpose of enabling it to satisfy any obligation to issue the Source Exchange Shares.  Source or, if appointed, any transfer agent for the Source Stock (the “Transfer Agent”), will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  Source shall keep a copy of this Agreement on file with any such Transfer Agent.  Source will supply any such Transfer Agent with duly executed certificates for such purposes.  Source will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto.  Source covenants that the Source Exchange Shares, when issued, in exchange for the Moneytech Shares, will be validly authorized an issued, fully paid, non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

ARTICLE VII
CLOSING DOCUMENTS AND CONDITIONS

Section 7.1.          Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Share Exchange and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:

(a)           Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or filings to be made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement, and all consents from third persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(b)           No Law. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Share Exchange illegal or otherwise preventing or prohibiting consummation of the Share Exchange.

(c)           Registration or Exemption.  All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Source Stock to be issued in the Share Exchange shall have been obtained and shall be in effect.  It shall be Source’s obligation to obtain such permits and authorizations.

(d)           The Escrow Agent shall have made all of the distributions set forth in Section 4.2 of this Agreement.

(e)           Moneytech Shareholders entering into the Joinder Agreement have provided a copy of that signed agreement to the Closing Agent, and of those Moneytech Shareholders who have signed and provided the Joinder Agreement no more than 20 shall have failed to provide a certificate in accordance with section 708(8)(c) of the Corporations Act 2001 (C) ("Corporations Act"). Evans and the Moneytech Shareholders entering into Joinder Agreements shall transfer shares representing more than 90% of the outstanding shares of Moneytech.

Section 7.2.          Conditions to Obligation of Source and its Subsidiaries. The obligations of Source and its subsidiaries to consummate the Share Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Moneytech set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  Moneytech shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Officer’s Certificate.  Moneytech shall have delivered to Source a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of Moneytech, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(e).

(d)           Secretary’s Certificate. Moneytech shall have delivered to Source a true copy of the resolutions of Moneytech authorizing the execution of this Agreement and the consummation of the Share Exchange and transactions contemplated herein, signed by all of members of the Board of Directors of Moneytech and certified by the Secretary of Moneytech or similar officer.

(e)           Moneytech Financial Statements.  Moneytech shall have provided audited and unaudited financial statements, as referenced in Section 2.8 hereof, of Moneytech as may be required for the Item 2.01 Form 8-K.

Section 7.3.          Conditions to Obligation of Moneytech.  The obligations of Moneytech to consummate the Share Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Source and Wiki Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  Each of Source and Wiki Sub shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Officer’s Certificate.  Source and Wiki Sub shall each have delivered to Moneytech a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Source, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b), 7.3(e) and 7.3(f).

(d)           Secretary’s Certificate. Source shall have delivered to Moneytech a true copy of the resolutions of Source and Wiki Sub authorizing the execution of this Agreement and the consummation of the Share Exchange and transactions contemplated herein, certified by the secretary or similar officer of each respective entity.

(e)           Source and Source Subsidiaries Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement with respect to Source or any Source Subsidiary.

(f)           Election and Resignation of Directors and Officers.  Evidence of the resignations and elections of the directors and officers of Source pursuant to Section 4.4 of this Agreement shall have been provided.

(g)          Arrangements as to the election of Directors of Source until June 30, 2018, satisfactory to Moneytech shall have been documented.

(h)          Each of Garibaldi and DeFeudis shall have entered into employment agreements with Wiki Sub with respect to their employment as officers of Wiki Sub as described in Section 4.7 of this Agreement.

(i)            At or prior to Closing, all of the indebtedness of Source other than trade payables and related obligations (collectively, “Trade Debt”) shall have been converted into equity of Source and the Trade Debt shall have been assumed by Wiki Sub.

ARTICLE VIII
TERMINATION

Section 8.1            Termination.

This Agreement may be terminated:

(a)           by the mutual consent of Source and Moneytech;

(b)           by Source if any condition in Section 7.2 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a breach or default by Source in the performance of its obligations hereunder) or waived by Source in writing at or prior to the Closing Date;

(c)           by Moneytech if any condition in Section 7.3 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a default by Moneytech in the performance of its obligations hereunder) and the performance of such condition has not been waived by Moneytech in writing at or prior to the Closing Date; or

(d)           by Source or Moneytech (provided that it is not in material default of its obligations under this Agreement) if the Closing shall not have occurred on or before June 15, 2013, provided that so long as both parties are working diligently towards a closing each shall give reasonable consideration for up to two requests for extensions of no more than one week each.

Section 8.2           Effect of Termination. As to any damages Source, Moneytech or the Moneytech Shareholders may suffer as a result of the termination or abandonment of this Agreement by the other (the “Terminating Party”), Source or Moneytech, as the case may be, shall be entitled to pursue its rights or remedies against the Terminating Party to the extent such rights or remedies may be available at law or in equity.

ARTICLE IX
INDEMNIFICATION

Section 9.1           Indemnification by the Moneytech Shareholders.  Each of Evans and Moneytech will, jointly and severally, indemnify and hold Source, Wiki Sub, the Source Representatives and their respective affiliates, directors, officers, shareholders, representatives, employees and agents (the “Source Indemnities”) harmless from and against any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, (individually a “Loss,” and collectively, “Losses”), that any of Source, Wiki Sub, and their respective affiliates, directors, officers, shareholders, representatives, employees and agents may suffer or incur as a result of or relating to:

(i)            the breach of any representation or warranty made by Moneytech or the Moneytech Shareholders under this Agreement or by Moneytech in any documents or other instrument delivered pursuant hereto or thereto; and

(ii)           the breach of any covenant or agreement made by Moneytech or the Moneytech Shareholders under this Agreement or by Moneytech in any Moneytech documents or other instrument delivered pursuant hereto or thereto (other than Moneytech’s covenants or agreements to be performed after the Closing).

Each of the Moneytech Shareholders will indemnify and hold the Source Indemnities harmless from and against any and all Losses that any of the Source Indemnities may suffer or incur as a result of or relating to:

(i)            the breach of any representation or warranty made by such Moneytech Shareholder under this Agreement by such Shareholder in any documents or other instrument delivered pursuant hereto or thereto; and

(ii)           the breach of any covenant or agreement made by such Moneytech Shareholder under this Agreement or any documents or other instrument delivered by such Shareholder pursuant hereto or thereto.

In no event shall Evans or the Moneytech Shareholders have any personal liability for the indemnification provided herein.  The recourse of the Source Indemnitees shall be limited to the shares of Source held by Evans and the Moneytech Shareholders as of such time as a claim for indemnification is made hereunder.

Section 9.2           Indemnification by the Source Representatives.  Each of the Source Representatives will, jointly and severally, indemnify Moneytech and each of the Moneytech Shareholders (the “Moneytech Indemnities”) and hold them harmless from and against and with respect to, and shall reimburse Moneytech and each of the Moneytech Shareholders for any and all Losses resulting from:

(i)            the breach of any representation or warranty made by Source, DeFeudis or Garibaldi in this Agreement or any other document delivered pursuant hereto or thereto; and

(ii)           the breach of any covenant or agreement made by Source in this Agreement or any other document pursuant hereto or thereto.

In no event shall the Source Representatives have any personal liability for the indemnification provided herein.  The recourse of the Moneytech Indemnities shall be limited to the shares of Source held by the Source Representatives as of such time as a claim for indemnification is made hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1        Survival of Representations, Warranties and Agreements.  Unless specified otherwise in this Agreement, all of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of 12 months from the Closing Date, except for those related to taxes, which shall survive as long as the applicable statute of limitations.

Section 10.2         Law, Forum and Jurisdiction.  Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, except that matters relating to the Source Stock shall be governed by the General Corporation Law of the State of Delaware.   The Parties agree that any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in New York County.  Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

Section 10.3          Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Source, Garibaldi or DeFeudis:

Source Financial, Inc.
1093 Broxton Avenue Suite 210
Los Angeles, CA 90024
Attn:  Edward C. DeFeudis, CEO

With a copy to (which shall not constitute notice):
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07728
Attn: Gregg E. Jaclin, Esq.

If to Moneytech, Evans, or the Moneytech Shareholders:
Moneytech Limited
Level 6/97 Pacific Highway
North Sydney NSW 2060
Australia
Attn: Hugh Evans, CEO

With a copy to (which shall not constitute notice):
Eaton & Van Winkle LLP
3 Park Avenue 16 Floor
New York, New York 10016
Attn: Vince McGill, Esq.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 10.4         Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 10.5          Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 10.6          Expenses.  Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 10.7          Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 10.8          Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 10.9          Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 10.11        Facsimile and PDF Transmission.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement.

Section 10.12        Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 10.13        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument

[Remainder of Page Intentionally Left Blank]

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

SOURCE FINANCIAL, INC.
By:	/s/ Edward DeFeudis
Name:	Edward DeFeudis
Title:	Chief Executive Officer

MONEYTECH LIMITED
By:	/s/ Hugh Evans
Name:	Hugh Evans
Title:	Chief Executive Officer

EDWARD DEFEUDIS

/s/ Edward DeFeudis
Edward DeFeudis, Individually

MARCO GARIBALDI
/s/ Marco Garibaldi
Marco Garibaldi, Individually
HUGH EVANS

/s/ Hugh Evans
Hugh Evans, Individually

MONEYTECH SHAREHOLDERS (AS DEFINED HEREIN)
By:
Name:	Hugh Evansas Attorney-In-Fact

EXHIBIT A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement to the Share Exchange Agreement dated May 30, 2013, among Source Financial, Inc., a Delaware corporation, Moneytech Limited, an Australian corporation, Marco Garibaldi, Edward Defeudis, Hugh Evans and the shareholders of Moneytech Limited (the “Share Exchange Agreement”) to confirm that by execution hereof, the undersigned, a shareholder of Moneytech Limited, becomes a party to and bound by the terms of the Share Exchange Agreement.  In connection therewith, effective as of the date hereof the undersigned hereby makes the representations and warranties contained in Article III of the Share Exchange Agreement with respect to himself or herself, as the case may be, and the shares of common stock of Moneytech owned by the undersigned.

The undersigned hereby constitutes Hugh Evans as the true and lawful attorney of the undersigned, with full power of substitution, to sign on behalf of the undersigned, in his or her name, all documents and instruments ancillary to the Share Exchange Agreement as are necessary or desirable to consummate the transaction contemplated by the Share Exchange Agreement.

In addition, the undersigned represents and warrants to Source Financial, Inc. that it is a "sophisticated investor" for the purposes of section 708(8)(c) of the Corporations Act 2001 (Cth) and, in accordance with the certificate from a qualified accountant attached to this Joinder Agreement, the undersigned:

(a) has net assets of at least AUD$2.5 million; or

(b) has a gross income for each of the last 2 Australian financial years of at least AUD$250,000 a year.

If you are unable to give the warranty set out above please tick this box ☐

The number of shares of Moneytech Limited owned by the undersigned and the address of the undersigned are as set forth below.

This Joinder Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of June, 2013.

Number of shares of Moneytech Limited held by the Shareholder: _____________shares
Signature of Shareholder

Address of Shareholder:
Print Name of Shareholder

A-1

EXHIBIT B

Source Contribution Agreement

B-1

EXHIBIT C

ESCROW AGREEMENT

ESCROW AGREEMENT dated as of this ____ day of June___, 2013 (this “Agreement”), by and among SOURCE FINANCIAL, INC., a Delaware corporation (“Source”), MARCO GARIBALDI (“Garibaldi”), EDWARD DEFEUDIS (“DeFeudis”), and Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York 10016 (the “Agent”).

Preliminary Statement

Source, Moneytech Limited, an Australian company (“Moneytech”), Garibaldi, DeFeudis, Hugh Evans and the shareholders of Moneytech have entered into a Share Exchange Agreement dated as of May 30, 2013 (the “Exchange Agreement”) pursuant to which Source is to acquire all of the outstanding shares of Moneytech from the shareholders of Moneytech in exchange for a total of 5,300,000 shares of the common stock of Source (the “Source Common Stock”), on the terms and subject to the conditions set forth in the Exchange Agreement (the ”Share Exchange”).

Garibaldi is the Chairman of the Source Board of Directors and DeFeudis is the Chief Executive Officer of Source.

In connection with the Share Exchange, Source agreed to cause the formation of Wiki Group, Inc., a Delaware corporation (“Wiki Sub”), and contribute to Wiki Sub no later than the consummation of the Share Exchange, the assets comprising the Source Business and Wiki Sub would assume all of the liabilities of Source, including the obligations of the Source Business, in exchange for 900 shares of the common stock of Wiki Sub.

As a condition to the Share Exchange, Garibaldi has agreed to deposit in escrow with the Agent 1,200,000 shares of Source Common Stock (the “Garibaldi Shares”), DeFeudis has agreed to deposit in escrow with the Agent 1,200,000 shares of Source Common Stock (the “DeFeudis Shares”) and Source has agreed to deposit in escrow with the Agent 1,000 shares of the common stock of Wiki Sub, representing all of the outstanding shares of Wiki Sub (the “Wiki Sub Shares,” and together with the Garibaldi Shares and the DeFeudis Shares, the “Escrow Shares”), on the terms and subject to the conditions set forth in this Agreement.

Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Exchange Agreement.

In consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.           Appointment of Agent.  Source, Garibaldi and DeFeudis hereby appoint the Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Agent hereby accepts such appointment.  Source, Garibaldi and DeFeudis understand and acknowledge that the Agent has served as counsel to Moneytech in connection with the Share Exchange.

2.           Deposit of Escrow Shares.   Concurrently with the execution of this Agreement, (x) Garibaldi has deposited with the Agent one or more certificates evidencing the Garibaldi Shares, with stock powers executed in blank Medallion guaranteed, (y) DeFeudis has deposited with the Agent one or more certificates evidencing the DeFeudis Shares, with stock powers executed in blank Medallion guaranteed, and (z) Source has deposited with the Agent one or more certificates evidencing the Wiki Sub Shares, with stock powers executed in blank, together with a letter of instructions (the “Instruction Letter”) to Standard Registrar & Transfer Company, Inc., transfer agent for the Source Common Stock (the “Transfer Agent”), directing the cancellation of the Garibaldi Shares and the DeFeudis Shares (”). The Agent will hold the Escrow Shares on the terms and subject to the conditions set forth in this Agreement. Garibaldi may vote the Garibaldi Shares and DeFeudis may vote the DeFeudis Shares as long as they are held in escrow under this Agreement.

3.           Release of Escrow. The Agent shall retain the Escrow Shares and shall not distribute them until it is determined in accordance with Section  4.3 of the Exchange Agreement and the provisions of this Section 3 whether or not Wiki Sub has achieved the Benchmarks during the Earn-Out Period.

3.1         Upon receipt of a written notice (“GD Direction Notice”) from Garibaldi and DeFeudis stating that Wiki Sub has achieved the Benchmarks, or that the Board of Directors of Source has entered into an agreement to sell or merge Wiki Sub with another entity or to dispose of the assets of Wiki Sub, or has taken any other action to compromise the ability of Wiki Sub to meet the Financial Goals, the Agent will promptly deliver a copy of the GD Direction Notice to Wiki Parent.

3.2         Upon receipt of a written notice from Source stating that the Benchmarks have not been achieved and that no further extensions of the Earn-Out Period are required or have been granted in accordance with the terms of section  4.3 of the Exchange Agreement (a “Source Notice”), the Agent will promptly deliver a copy of the Source Notice to Garibaldi and DeFeudis.

3.3         If within twenty (20) days of the Agent’s receipt of a GD Direction Notice the Agent has not received from or on behalf of Source a Source Notice or other notice in which Source disputes the statements of Garibaldi and DeFeudis in the GD Direction Notice (a “Source Objection Notice”), the Agent shall deliver the certificates evidencing the Garibaldi Shares to Garibaldi, the certificates evidencing the DeFeudis Shares to DeFeudis, and the certificates evidencing the Wiki Sub Shares to Wiki Parent.

3.4         If within twenty (20) days of the Agent’s receipt of a Default Notice the Agent has not received from or on behalf of Garibaldi and DeFeudis a notice (a “GD Objection Notice”) in which Garibaldi and DeFeudis dispute the statements of Source in the Source Notice, then the Agent shall deliver to (i) the Transfer Agent, the certificates evidencing the Garibaldi Shares and the DeFeudis Shares, together with the Instruction Letter. and to (ii) Source, the certificates evidencing the Wiki Sub Shares. s.

3.5         If the Agent receives (i) a GD Direction Notice and a Source Objection Notice within the period set forth in Section 3.3, or (ii) a Source Notice and a GD Objection Notice within the period set forth in Section 3.4 (giving rise in the case of (i) or (ii) to a controversy or dispute, hereinafter referred to as a “Dispute”), the Agent shall continue to hold the Escrow Shares until final resolution of the Dispute.  A final resolution of the Dispute shall occur if (x) a written agreement is reached between Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, with respect to Dispute directing the disposition and delivery of the Escrow Shares; or (y) a final, non appealable determination of a court of competent jurisdiction.  Upon final resolution of the Dispute, and upon receipt by the Agent of evidence of such resolution, the Agent shall deliver the Escrow Shares in accordance with such resolution.

3.6         Upon receipt of a written notice from Source that its Board of Directors has authorized the delivery of the Wiki Sub Shares to Source, the Garibaldi Shares to Garibaldi and the DeFeudis Shares to DeFeudis, even though the Benchmarks have not been attained, the Agent shall deliver the certificates evidencing the Wiki Sub Shares to Source, the certificates evidencing the Garibaldi Shares to Garibaldi, and the certificates evidencing the DeFeudis Shares to DeFeudis.

3.7.        Any claim or Dispute between Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, as to their entitlement to the Escrow Shares shall be resolved in an action, suit or proceeding commenced in the courts of the State of New York located in New York County or the United States District Court for the Southern District of New York.

4.           Exculpation and Indemnification of Agent

4.1         The Agent shall have no duties or responsibilities other than those expressly set forth herein.  The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act.  The Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.  Except for amendments to this agreement referred to below, and except for instructions given to the Agent by Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, relating to the Escrow Shares under this Agreement, the Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references hereto may be made herein and whether or not he has knowledge thereof.

4.2         The Agent shall not be liable to Source, Garibaldi, DeFeudis, or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment.  The Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Agent to be genuine and to be signed or presented by the proper person or persons.  The Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms thereof, unless evidenced by a writing delivered to the Agent signed by the proper party or parties and, if the duties or rights of the Agent are affected, unless it shall give its prior written consent thereto.

4.3         The Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement.  The Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Agent pursuant to the provisions hereof.

4.4         The Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

4.5         In the event the Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to whether or not the Benchmarks have been achieved, or as to the disposition or delivery of the Escrow Shares, which, in its opinion, are in conflict with any of the provisions of this agreement, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, with respect to the Escrow Shares, or alternatively, it may deposit the Escrow Shares with a court of competent jurisdiction in an interpleader action. For purposes of this Section 4.5, there shall be deemed to have been a final determination of the rights of Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, with respect to the Escrow Shares at such time as the Escrow Agent shall receive joint written instructions from Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, or a copy of a final judgment rendered by a court of competent jurisdiction which is not subject to appeal.

4.6         Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, each agree to defend, indemnify and hold the Agent harmless from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Agent hereunder, or the Escrow Shares held by it hereunder.  The Agent shall have a lien for the amount of any such expenses or loss on the Escrow Shares held by it hereunder.  Promptly after the receipt of the Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Agent shall, if a claim in respect thereof is to be made against Source, on the one hand, and Garibaldi and DeFeudis, on the other hand, (each, a “Party”), notify the Party thereof in writing, but the failure by the Agent to give such notice shall not relieve the Party from any liability which the Party may have to the Agent hereunder.

4.7         For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

5.           Termination of Agreement and Resignation of Agent

5.1         This Agreement shall terminate on the final disposition of the property held in escrow hereunder, provided that the rights of the Agent and the obligations of the other parties hereto under Section 4 shall survive the termination hereof.

5.2         The Agent may resign at any time and be discharged from his duties as Agent hereunder by giving the Parties at least 30 days’ prior written notice thereof.  As soon as practicable after its resignation, the Agent shall turn over to a successor escrow agent appointed by the Parties the Escrow Shares held hereunder upon presentation of the document appointing the successor escrow agent and its acceptance thereof.  If a successor escrow agent has not been so appointed within the 60-day period following such notice of resignation, the Agent may deposit the Escrow Shares with any court it deems appropriate.

6.           Miscellaneous

6.1         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any Party.  The headings in this agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

6.2         Each of the Parties hereby irrevocably consents to the jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York in connection with any action, suit or other proceeding arising out of or relating to this agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Parties at their respective addresses for purposes of notices hereunder.

6.3          All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand or by first-class mail, certified or registered with postage prepaid, or by facsimile or electronic mail with receipt confirmed, shall be deemed given when received and shall be addressed to the parties hereto at their respective addresses listed below or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner.

If to Source:

c/o Moneytech Limited
Level 6/97 Pacific Highway
North Sydney NSW 2060
Australia
Attn: Hugh Evans, CEO

With a copy to (which shall not constitute notice):
Eaton & Van Winkle LLP
3 Park Avenue 16 Floor
New York, New York 10016
Attn: Vince McGill, Esq.

If to Garibaldi or DeFeudis:

c/o Wiki Technologies, Inc.
1093 Broxton Avenue Suite 210
Los Angeles, CA 90024
Attn:  Edward C. DeFeudis, CEO

With a copy to (which shall not constitute notice):
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07728
Attn: Gregg E. Jaclin, Esq.

If to the Agent:

Eaton & Van Winkle, LLP
Three Park Avenue, 16th Floor
New York, NY 10016
Attention: Vincent J. McGill, Esq.
Telephone: (212) 779-9910
Facsimile:  (212) 779-9928
E-mail: vmcgill@evw.com

6.4         This Agreement and the rights and obligations of the Parties hereunder may not be assigned.  This Agreement and the rights and obligations hereunder of the Agent may be assigned by the Agent only to a successor to its entire business.  This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors, heirs and permitted assigns.  No other person shall acquire or have any rights under or by virtue of this Agreement.  This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Agent, and each of the Parties. This Agreement is intended to be for the sole benefit of the Parties hereto, and (subject to the provisions of this Section 6.4) their respective successors, heirs and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

6.5         From time to time on and after the date hereof, the Parties shall deliver or cause to be delivered to the Agent such further documents and instruments and shall do and cause to be done such further acts as the Agent shall reasonably request (it being understood that the Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.6         This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted.  The terms “hereby,” “hereof,” “hereto,” “hereunder,” and any similar terms, as used in this agreement, refer to the agreement in its entirety and not only to the particular portion of this agreement where the term is used.  The word “person” shall mean any natural person, partnership, company, government and any other form of business or legal entity.  All words or terms used in this agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  This agreement shall not be admissible in evidence to construe the provisions of any prior agreement.  The rule of ejusdem generis shall not be applicable herein to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

6.7         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all of the parties reflected hereon as the signatures.

IN WITNESS WHEREOF, the parties have executed and delivered this agreement on the day and year first above written.

Source Financial, Inc.

By:
Name: Edward DeFeudis
Title: Chief Executive Officer

Marco Garibaldi

Edward DeFeudis

Eaton & Van Winkle LLP, as Escrow Agent:

By:
Vincent J. McGill
Partner

SCHEDULES TO SHARE EXCHANGE AGREEMENT

Schedule 1.1(a) – Jurisdictions in which Source is Authorized to do Business

California

Schedule 1.1(b) – Source Subsidiaries

WikiTechnologies, Inc.

Schedule 1.2(c) – Commitments of Source to issue securities

i)	300,000 shares issuable upon exercise of options to be granted to a service provider;
ii)	600,000 shares to be issued in consideration for the cancellation of certain debt currently outstanding;
iii)	338,368 shares to be issued to certain service providers

Schedule 1.4 – Contracts and Agreements requiring Notice by Source

Disclosure waived by Moneytech

Schedule 1.6 – Material Indebtedness

No disclosure is required by this Schedule

Schedule 1.7 – Material Adverse Changes

No disclosure is required by this Schedule

Schedule 2.5 – Moneytech Subsidiaries

Moneytech Finance Pty Ltd                  ACN:

Moneytech Services Pty Ltd                ACN:

Schedule 3.1 – Moneytech Shareholders

Moneytech Shareholder Register as at 29-May-13
Shareholder Entity	Moneytech Shares	Percentage Owned	SRCF Shares
Back to People Marketing and Advertising P/L ATF The Healey Superannuation Fund	217,884	0.20%	9,823
Billiq Pty Ltd ATF Altmann Superannuation Fund	222,977	0.20%	10,053
BIX Holdings Pty Ltd ATF The Atherstone Trust & The Evans Family Superannuation Trust	44,393,807	39.75%	2 ,001,514
Christopher and Colleen Daly ATF C & C Daly Superannuation Fund	1,100,000	0.98%	49,594
Christopher John Taylor and Jane Joanne Taylor ATF The Taylor Family Superannuation Fund No.2	15,742,779	14.10%	709,770
Christopher Paul Knoblanche	250,000	0.22%	11,271
Christopher Taylor (Mitchell, Cameron and Angus Taylor)	155,000	0.14%	6,988
David Anthony Cruwys	315,537	0.28%	14,226
David Dal Ben and Ritsuko Alwano ATF Dalwano Family Trust	1,125,763	1.01%	50,756
First Rock Trustees Ltd ATF The Maidevale Trust	720,000	0.64%	32,462
Fred Richard Hopley	81,049	0.07%	3,654
George and Maryann Elisebeth Kahwati ATF G & M Kahwati Superannuation Fund	603,709	0.54%	27,218
GJN Holdings Pty Ltd ATF Patterson Business Trust	82,000	0.07%	3,697
Howard Leslie	844,322	0.76%	38,067
Isomi Investments Pty Ltd ATF Isomi Investment Trust	2,466,118	2.21%	111,186
Jam Capital Management Pty Ltd ATF The Hinkler Trust	800,000	0.72%	36,068
James Hamilton Pty Ltd	2,050,000	1.84%	92,425
Janice Fogarty (50%) & Michele Mary Taylor (50%)	562,420	0.50%	25,357
JJG Equities Pty Ltd ATF JJG Equities Trust	5,988,483	5.36%	269,993
Johnathan Sean Levin	50,000	0.04%	2,254
KFT Capital Pty Ltd ATF Kidston Family A/C	82,000	0.07%	3,697
L D Medisoft Pty Ltd atf Duursma Family Trust	1,729,747	1.55%	77,986
Lucia Daniella Tesoriero	136,250	0.12%	6,143
Lynette Mary Hobbs and Leslie Graham Hobbs ATF L and L Hobbs Superannuation Fund	1,100,000	0.98%	49,594
Maclean Sales Pty Ltd ATF Maclean Investments Trust	340,000	0.30%	15,329
Michael Litherland	1,124,839	1.01%	50,714
MK Partnership (Partners: David Holmes Mathlin and Gunniner Singh Katari)	605,377	0.54%	27,294
Moat Investments Pty Ltd	1,277,240	1.14%	57,585
Montague Investments Pty Ltd	2,150,000	1.93%	96,934
Optisys International Pty Limited	646,250	0.58%	29,136
Paul Francis Kerr	81,049	0.07%	3,654
Paul Robberds	1,740,374	1.56%	78,466
Peter Geoffrey & Monica Ursula Brewer	1,160,000	1.04%	52,299
PJ Carson Pty Limited ATF Carson Family Trust	2,088,645	1.87%	94,167
Proism Pty Ltd ATF Baudish Family Trust	1,460,000	1.31%	65,825
PTE Nominees Pty Ltd	480,000	0.43%	21,641
Raymond Kevin Barclay	50,000	0.04%	2,254
Robyn Gibson	2,758,751	2.47%	124,380
Roger & Alexandra Conway ATF Conway Superannuation Fund	562,420	0.50%	25,357
Roles Pty Ltd	2,100,000	1.88%	94,679
Rossmart Nominees Pty Ltd	82,000	0.07%	3,697
Sean Martin and Liam Martin ATF Basil Martin Family Trust	280,000	0.25%	12,624
Somar Holdings Pty Limited ATF Cohen Family Trust	3,202,646	2.87%	144,393
Sonja Marie Sandral	2,221,019	1.99%	100,136
Stanmith Pty Ltd ATF Juvena Superannuation Fund	2,565,594	2.30%	115,671
Temron Pty Ltd	300,000	0.27%	13,526
Wayne & Jillian Weisse ATF Weisse Family Super Fund	1,187,416	1.06%	53,535
Webster & Co Pty Ltd ATF Webster Family Super Fund	1,125,763	1.01%	50,756
Wookey Holdings Pty Ltd ATF Bruce Wookey Superannuation Fund	82,000	0.07%	3,697
Woolly Superannuation Pty Ltd ATF Woolly Superannuation Fund	1,185,626	1.06%	53,454
50	1 11,676,854	100.0%	5,035,000

New Shares to be issued as a result of the Source Financial merger
Wellington Shields et al	2.00%	106,000
MG Capital - Gary Blom	3.00%	159,000
		5,300,000

Notes
* Some shareholder entities may change due to the fact that the shares are to be issued in the USA
* Christopher and Jane Taylor's shareholding is subject to change under court orders.

Strictly Confidential	Page: 1 of 1 Date: 29-May-13 Time: 9:10 PM Moneytech Limited